EXHIBIT 99.1

Media Contact:	Investor Contacts:
Courtney Reilly	Charles Messman or Todd Kehrli
Ogilvy Public Relations	MKR Group, LLC
303.634.2626	818.556.3700
courtney.reilly@ogilvypr.com	ir@mkr-group.com
RAINDANCE COMMUNICATIONS, INC. REPORTS 2005 FOURTH QUARTER
& YEAR-END RESULTS
Company Reports Fourth Quarter Revenue Of $18.8 Million;
Net Income For The Year Of $4.0 Million, Or $0.07 Per Diluted Share
Louisville, Colo., February 15, 2006 — Raindance Communications®, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, today reported results for its fourth quarter and year-ended December 31, 2005.
The company reported total revenue for the fourth quarter of $18.8 million, up 4% from the $18.0 million reported in the fourth quarter of last year. Net income for the fourth quarter was $433,000, or $0.01 per diluted share, compared to a net loss of $354,000, or $0.01 per share, in the year ago quarter.
Fourth quarter adjusted EBITDA* was $2.3 million, versus $2.5 million reported in the fourth quarter of last year. Cash flow from operations was $3.4 million compared to $2.2 million in the comparable period a year ago. Usage-based minutes were a record 218 million, compared to 217 million in the preceding quarter and 176 million in the fourth quarter of 2004. The company reported a total active customer base at quarter-end of 5,026, versus 4,087 in the year ago quarter.
Cash, cash equivalents and short-term investments remained strong at $44.1 million, or $0.80 per basic share outstanding, as of December 31, 2005.
For the twelve months ended December 31, 2005, the company reported net income of $4.0 million, or $0.07 per diluted share, on revenue of $74.5 million, compared to net loss of $3.3 million, or $0.06 per share, on revenue of $75.3 million in 2004. Adjusted EBITDA was $12.3 million in 2005 compared to $9.9 million in 2004.
On February 6, 2006, Raindance and West Corporation (NASDAQ: WSTC) announced a definitive merger agreement whereby West intends to purchase all of the outstanding shares of Raindance for $2.70 per share in cash. Based in Omaha, Nebraska, West Corporation is the nation’s premier provider of outsourced communications solutions. The acquisition is expected to close no later than the end of the second quarter of 2006 and will require Hart-Scott-Rodino review and Raindance shareholder approval. It will not require approval by the shareholders of West Corporation.
“We are very pleased with our strong top line results in the fourth quarter as we started to see some traction from our multimedia product offerings,” commented Don Detampel, president and chief executive officer of Raindance. “We were also very excited to end the year with record net income of $4.0 million, or $0.07 per fully diluted share.”
Conference Call
Management will report fourth quarter and year-end results, as well as comment on the recently announced definitive agreement with West Corporation during Raindance’s quarterly conference call today, February 15th, beginning at 4:30 p.m. EDT. To participate in the multimedia event, participants must visit http://earnings.on.raindance.com and click ‘Join Now’. Once in the web conference, dial 1.877.707.9632 and reference the Raindance earnings call to join by phone or select the option to listen online via the webcast. Participants should join via the web several minutes before the scheduled start time. For technical assistance, please call 1.866.562.2309.
To join by phone only, dial 1.877.707.9632 and reference the Raindance earnings call. The press release and accompanying presentation will be available prior to the conference on Raindance’s web site in the ‘Investor Center’ section.
*Explanation of adjusted EBITDA, a Non-GAAP Financial Measure
We report adjusted EBITDA (EBITDA excluding stock-based compensation expense), a financial measure that is not defined by Generally Accepted Accounting Principles. We believe that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating performance and liquidity that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. Additionally, sophisticated financial institutions and banks use adjusted EBITDA as a performance metric in their lending practices. For example, adjusted EBITDA is used to determine our compliance with a financial covenant in the company’s credit agreement. Adjusted EBITDA for the three months and years ended December 31, 2005 and 2004 have been reconciled with net income (loss) for such periods in the attached Condensed Statements of Operations. It is important to note that non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss), cash flows, or other measures of financial performance prepared in accordance with GAAP.
About Raindance Communications
Raindance Communications, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, brings an entirely new level of simplicity and interaction to remote meetings and events. Its suite of best-in-class services, Raindance Seminar Edition and Raindance Meeting Edition, redefine the everyday meeting experience. Thousands of corporate customers currently use Raindance’s technology to more effectively communicate with colleagues, vendors, customers and partners around the world. For more information, please visit www.raindance.com or call 800.878.7326.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains plans, intentions, objectives, estimates and expectations that may constitute forward-looking statements. Forward-looking statements include any and all statements or implications of continued or sustainable growth in our financial results, expectations regarding future company and service performance, market acceptance, customer adoption and increased use of our services, and positive operating results from the provision of these services, the anticipated timing and ability to close the proposed merger and the perceived benefits of the acquisition. These statements are subject to risks and uncertainties that could cause future events to differ materially. Risks and uncertainties include, but are not limited to, the failure or interruptions in the software, systems or network underlying Raindance’s services, competition from presently existing and new competitors, price pressure, difficulties retaining existing customers, adopting new customers and increasing customer usage of our services , the ability to satisfy all the closing conditions of the proposed merger, such as the receipt of regulatory and shareholder approvals, difficulties in attracting or retaining customers or employees as a result of the signing of the definitive agreement, risks of unforeseen material adverse changes to our business or operations, the risk that the proposed merger disrupts current plans, operations and product development efforts, and the ability to successfully integrate the two companies and obtain expected synergies and efficiencies. In addition, risks and uncertainties include those identified in documents filed by West and Raindance, respectively, with the SEC, including Raindance’s Form 10-Q filed on November 9, 2005. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.
Additional Information and Where to Find It
In connection with the proposed transaction, Raindance intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF RAINDANCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Raindance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Raindance may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of Raindance’s website at http://www.raindance.com or by mail to Raindance, 1157 Century Drive, Louisville, CO 80027, attention: Investor Relations, telephone: (303) 928-3000. You may also read and copy any reports, statements and other information filed by Raindance with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Interests of Certain Persons in the Merger
Raindance and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Raindance stockholders in favor of the proposed transaction. Certain executive officers and directors of Raindance have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and/or restricted stock awards, payment of cash bonuses in connection with a change in control transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.
Raindance, Raindance Communications, SwitchTower, OpenGo and our logo are trademarks or registered trademarks of Raindance Communications, Inc. All other company names and products may be trademarks of their respective companies.
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RAINDANCE COMMUNICATIONS, INC.
BALANCE SHEETS
(IN THOUSANDS)
(unaudited)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$11,115	$10,458
Short-term investments	32,981	32,935
Accounts receivable, net	10,573	9,922
Prepaid expenses and other current assets	1,200	1,605

Total current assets	55,869	54,920

Property and equipment, net	15,641	17,807
Goodwill	48,325	45,587
Acquired intangibles, net	1,912	—
Other assets	295	411

Total Assets	$122,042	$118,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,864	$7,447
Accrued expenses	1,871	2,619
Restructuring reserve	—	188
Current portion of deferred revenue	304	420

Total current liabilities	10,039	10,674

Deferred revenue, less current portion	—	45

Total Liabilities	10,039	10,719

Stockholders’ Equity:
Common stock	83	82
Additional paid-in capital	280,571	280,561
Deferred stock-based compensation	(996)	(960)
Accumulated deficit	(167,655)	(171,677)

Total Stockholders’ Equity	112,003	108,006

Total Liabilities and Stockholders’ Equity	$122,042	$118,725

RAINDANCE COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue	$18,779	$17,951	$74,518	$75,269
Cost of revenue	8,397	7,998	31,658	34,029

Gross profit	10,382	9,953	42,860	41,240

Operating expenses:
Sales and marketing	5,065	5,249	20,079	24,044
Research and development	2,220	2,695	10,187	10,466
General and administrative	2,916	2,302	8,960	8,038
Stock-based compensation expense	140	139	776	2,211

Total operating expenses	10,341	10,385	40,002	44,759

Income (loss) from operations	41	(432)	2,858	(3,519)

Other income (expense), net	392	78	1,264	194

Net income (loss) before taxes	433	(354)	4,122	(3,325)

Provision for income taxes	—	—	100	—

Net income (loss)	$433	$(354)	$4,022	$(3,325)

Net income (loss) per share
— Basic	$0.01	$(0.01)	$0.07	$(0.06)

— Diluted	$0.01	$(0.01)	$0.07	$(0.06)

Weighted average number of common shares outstanding
— Basic	55,361	54,255	55,026	53,937

— Diluted	56,574	54,255	56,462	53,937

Reconciliation of net income (loss) to adjusted EBITDA:

Net income (loss)	$433	$(354)	$4,022	$(3,325)
Add: depreciation, amortization and other income (expense), net	1,723	2,685	7,424	11,001
Add: provision for income taxes	—	—	100	—
Add: stock-based compensation expense	140	139	776	2,211

Adjusted EBITDA	$2,296	$2,470	$12,322	$9,887

RAINDANCE COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Years ended
	December 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$4,022	$(3,325)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,687	11,195
Stock-based compensation	776	2,211
Other	53	139
Changes in operating assets and liabilities:
Accounts receivable	491	(964)
Prepaid expenses and other current assets	431	(49)
Other assets	(71)	57
Accounts payable and accrued expenses	(1,256)	(1,340)
Deferred revenue	(161)	353

Net cash provided by operating activities	12,972	8,277

Cash flows from investing activities:
Purchase of property and equipment	(5,580)	(3,479)
Proceeds from disposition of equipment	43	18
Purchase of investments	(56,542)	(42,172)
Proceeds from maturities of investments	56,496	9,237
Cash paid for BCE Conferencing	(5,930)	—
Cash received from affiliate	—	77
Change in restricted cash	—	236

Net cash used by investing activities	(11,513)	(36,083)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,058	1,198
Purchase of treasury stock	(2,860)	—
Payments on debt	—	(2,541)

Net cash used by financing activities	(802)	(1,343)

Increase (decrease) in cash and cash equivalents	657	(29,149)

Cash and cash equivalents at beginning of year	10,458	39,607

Cash and cash equivalents at end of year	$11,115	$10,458